COMPANY CONTACT:	Vion Pharmaceuticals, Inc. Alan Kessman, Chief Executive Officer Howard B. Johnson, President (203) 498-4210 phone

Vion Receives Fast Track Designation for Cloretazine® in
Elderly Poor-Risk Acute Myelogenous Leukemia

NEW HAVEN, CT, October 17, 2005 - VION PHARMACEUTICALS, INC. (NASDAQ CAPITAL MARKET: VION) announced today that it had received Fast Track designation from the U.S. Food and Drug Administration ("FDA") for its anticancer agent Cloretazine® for induction treatment of patients over 60 years of age with poor-risk acute myelogenous leukemia ("AML"). This is the second indication for which Cloretazine® has received a Fast Track designation.

Under the FDA Modernization Act of 1997, Fast Track designation allows the FDA to accept, on a rolling basis, portions of a marketing application prior to the completion of the final registration package. Fast Track designation may potentially expedite the review of a drug that is intended for the treatment of a serious life-threatening condition and demonstrates the potential to address an unmet medical need for such a condition.

Alan Kessman, Chief Executive Officer, stated, "We are pleased that the FDA has granted an additional fast track designation to Cloretazine®. Based on our Phase II data in this indication, we believe that Cloretazine® has potential for the treatment of this unmet medical need. We look forward to meeting with the FDA to discuss the specifics of the path forward."

Vion Pharmaceuticals, Inc. is developing cancer therapeutics. Vion has two agents in clinical trials: Cloretazine®, a unique sulfonylhydrazine alkylating agent, is being evaluated in a Phase III trial in combination with cytarabine in relapsed acute myelogenous leukemia. Trials of Cloretazine® as a single agent in adult and pediatric brain tumors, small cell lung cancer and chronic lymphocytic leukemia, and in combination with temozolomide in hematologic malignancies, are also underway. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in combination with gemcitabine in a Phase II trial in pancreatic cancer, and additional trials sponsored by the National Cancer Institute. In preclinical studies, Vion is also evaluating KS119W, a hypoxia-selective compound from the sulfonylhydrazine class, and heterocyclic hydrazones. The Company also is seeking development partners for TAPET®, its modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2004. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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